UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12.

Vestin Fund I

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The following article was included in a newsletter sent to all unit holders of Vestin Fund I on or about May 11, 2005:

We are pleased that many members of Vestin Fund I, LLC and Vestin Fund II, LLC (the “Funds”) were able to provide input regarding the potential conversion of each fund to a mortgage REIT. The main purpose of the conversion is to address the liquidity issues and concerns expressed by the Funds’ members regarding those liquidity issues, as well as to stabilize the Funds’ capital base.

Based on the response received from the members, the Funds are preparing proxies that will be filed with the Securities and Exchange Commission (the “SEC”) seeking the members’ consent for the REIT conversion. The filing should take place in the near future. After completion of the SEC review process, each member will receive a copy of a definitive proxy statement/prospectus.

The proxy statement/prospectus will contain important information about the proposed conversion and the REIT shares that will be issued if the conversion is approved. You are strongly urged to review the proxy statement/prospectus carefully before making any decision on this proposal. The Funds intend to mail copies of the proxy statement/prospectus to its unit holders once it is declared effective by the SEC. Investors and unit holders may obtain a free copy of the proxy statement/prospectus when available and other documents filed by the Funds with the SEC at the SEC’s web site at http://www.sec.gov.

The Funds’ manager, Vestin Mortgage, Inc., and its directors, executive officers and certain members of its management and other employees may be soliciting proxies from the Funds’ respective unit holders in favor of the proposed REIT conversion. Information concerning persons who may be considered participants in the solicitation of the Funds’ unit holders under the rules of the SEC will be set forth in the proxy statement/prospectus to be filed by the Funds with the SEC when it becomes available.

Thank you for your continued support.